Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

Vista Credit Strategic Lending Corp.

(Name of Issuer)

Vista Credit Strategic Lending Corp.

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$13,634,318.30 (1)	0.01531%	$2,087.41 (2)

Fees Previously Paid

Total Transaction Valuation	$13,634,318.30 (1)

Total Fees Due for Filing			$2,087.41 (2)

Total Fees Previously Paid

Total Fee Offsets

Net Fee Due			$2,087.41 (2)

(1)

Calculated as the aggregate maximum purchase price for shares of common stock, based upon the net asset value per share as of February 28, 2025, of $19.58. This amount is based upon the offer to purchase up to 696,339.035 shares of common stock, par value $0.01 per share, of Vista Credit Strategic Lending Corp.

(2)

Calculated at $153.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2025.